UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2011

Mercury Computer Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-23599	04-2741391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Riverneck Road, Chelmsford, Massachusetts 01824

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 256-1300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statement Disclaimer

This Current Report on Form 8-K contains certain forward-looking statements. You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, the inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, and various other factors beyond the Company’s control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2011, Mercury Computer Systems, Inc. (“Mercury”) and King Merger Inc., a newly formed, wholly-owned subsidiary of Mercury (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with KOR Electronics (“KOR”) and Shareholder Representative Services LLC, as the securityholders’ representative. Pursuant to the Merger Agreement, the Merger Sub will merge with and into KOR with KOR continuing as the surviving company and wholly-owned subsidiary of Mercury (the “Merger”). By operation of the Merger, Mercury will acquire both KOR and its wholly-owned subsidiary, Paragon Dynamics, Inc. (“PDI”).

KOR designs and develops digital radio frequency memory (“DRFM”) units for a variety of electronic warfare applications, as well as radar environment simulation, and test systems for defense applications. PDI provides sophisticated analytic exploitation services and customized multi-intelligence data fusion solutions for the U.S. intelligence community.

Under the terms of the Merger Agreement, the initial merger consideration (including payments with respect to vested options) will consist of an all cash purchase price of $70.0 million. The merger consideration is subject to post-closing adjustments based on a determination of closing net working capital. In accordance with the Merger Agreement, $10.65 million of the merger consideration will be placed into escrow to support the post-closing working capital adjustment and indemnification obligations of the securityholders, including expenses of the securityholders’ representative. Mercury will fund the acquisition with cash on hand and acquire KOR and PDI free of debt.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which will be filed with Mercury’s Quarterly Report on Form 10-Q for the quarter in which the Merger is consummated.

The Merger Agreement contains customary representations and warranties and related indemnification agreements made by and to the parties thereto as to specific dates. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with negotiating the terms of the Merger Agreement. Accordingly, potential investors and Mercury shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, because they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Mercury’s public disclosures. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the times they were made or otherwise.

Item 7.01	Regulation FD Disclosure.

On December 23, 2011, Mercury issued a press release announcing the signing of a definitive agreement to acquire KOR and PDI . The press release is furnished as Exhibit 99.1 hereto. The information provided in Item 7.01 of this Current Report on Form 8-K and in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 23, 2011, of Mercury Computer Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 27, 2011	MERCURY COMPUTER SYSTEMS, INC.

	By:	/s/ Robert E. Hult
Robert E. Hult
Senior Vice President, Chief Financial Officer, and Treasurer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated December 23, 2011, of Mercury Computer Systems, Inc.

5